SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.________)*



QRS Corporation
 (Name of Issuer)

Common Stock (Par Value $.001)
(Title of Class of Securities)

74726X105
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].
A fee is not required only if the filing person:(1)has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent there to reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not Be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









(Continued on following pages)
Page 1 of 6 Pages


CUSIP No. 74726X105	 					Page 2 of 6


1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Investment Advisory Incorporated ("BAI"). 52-1811121

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [x]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.

NUMBER OF 		5 SOLE VOTING POWER
SHARES			     	 BIATC     547717 shares
			      	 BAI	  1205257 shares
					  1752974 shares

BENEFICIALLY		6 SHARED VOTING POWER
OWNED BY 			 BIATC	        0 shares
				 BAI	        0 shares
					        0 shares


EACH REPORTING 		7 SOLE DISPOSITIVE POWER
PERSON WITH		         BIATC	   505817 shares
			         BAI      1205257 shares
					  1711074 shares

			8 SHARED DISPOSITIVE POWER
				 BIATC	    41900 shares
				 BAI	        0 shares
					    41900 shares

CUSIP No. 74726X105	 					Page 3 of 6

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                BIATC       547717 shares
				BAI	   1205257 shares
	                                   1752974 shares

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             	 BIATC	        3.5%
		 BAI	 	7.6%
			       11.1%

12. TYPE OF REPORTING PERSON*

		BIATC - BK
		BAI - IA

*SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER: 	QRS Corporation

(b) Address of Issuer's Principal Executive Offices:
1400 Marina Way South, Richmond, CA 94804


Item 2. (a) 	NAME OF PERSON FILING:

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Investment Advisory Incorporated ("BAI").

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

901 South Bond Street, Suite 400
Baltimore, Maryland 21231

(c) CITIZENSHIP:

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.


CUSIP No. 74726X105		 					Page 4 of 6

(d)  TITLE OF CLASS OF SECURITIES:

Common Stock of ($.001 par) of QRS Corporation
(e) CUSIP Number:
74726X105

Item 3. 	If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b), check whether the person filing is a:

For BIATC

(b) [x] Bank as defined in section 3(a)(6) of the Act

For BAI

(e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4. 	OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED:		As of December 31, 2002

                BIATC	           547717 shares
		BAI	          1205257 shares
				  1752974 shares

(b) PERCENT OF CLASS:

   		BIATC		3.5%
		BAI	 	7.6%
			       11.1%

(c) Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

 			BIATC	      547717 shares
			BAI	     1205257 shares
			             1752974 shares



CUSIP No. 74726X105		 					Page 5 of 6

(ii) shared power to vote or to direct the vote:

			BIATC	      	    0 shares
			BAI		    0 shares
				            0 shares

(iii) sole power to dispose or to direct the disposition of:

			BIATC	       505817 shares
			BAI	      1208257 shares
				      1714074 shares

(iv) shared power to dispose or to direct the disposition of:

			BIATC	    	41900 shares
			BAI		    0 shares
					41900 shares

Item 5. 	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

		Not applicable

Item 6. 	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

		Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

		Not applicable

Item 8. 	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

		Not applicable


Item 9. 	NOTICE OF DISSOLUTION OF GROUP.

		Not applicable


CUSIP No. 74726X105		 					Page 6 of 6

Item 10. CERTIFICATION.


By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	As of December 31, 2002

Signature:	Brown Investment Advisory & Trust Company

	By: /S/ Sandra J. Doeller

Title:	Principal

Signature:	Brown Investment Advisory Incorporated

	By: /S/ Sandra J. Doeller


	Title:	Principal